Exhibit 99.1

                     VaxGen Announces Initial Results of its

                          Phase III AIDS Vaccine Trial


BRISBANE, Calif. - February 24, 2003 - VaxGen, Inc. (Nasdaq: VXGN) today announced initial results from the first of its three-year, multi-national, randomized, double-blind, placebo-controlled Phase III trials of AIDSVAX (rgp120) to prevent HIV infection.

The study did not show a statistically significant reduction of HIV infection within the study population as a whole, which was the primary endpoint of the trial. However, the study did show a statistically significant reduction of HIV infection in certain vaccinated groups. Protection appeared to correlate with the higher level of vaccine-induced neutralizing antibodies observed in these groups, according to Michael Para, M.D., a principal investigator in the study.

The initial results reported in this news release are subject to additional analysis. A more detailed analysis is expected to be presented at the Keystone Symposia on HIV, March 29 to April 4. The full results of the trial will be reviewed with the U.S. Food and Drug Administration (FDA) over the coming months.

The results presented here are based on trial volunteers who received at least the primary course of three injections of either vaccine or placebo. Recognizing the limitations of subgroup analyses, the separate analysis of efficacy in subgroups was pre-specified in the statistical analysis plan. The statistical analysis plan was reviewed in advance by the FDA and its suggestions were incorporated prior to unblinding of the data.

o The reduction of infection among the entire sample of volunteers, including all racial groups, was 3.8% (p-value = 0.76; n = 5,009).

o There were 67% fewer HIV infections among ethnic minorities, other than Hispanic individuals, who received vaccine compared to placebo recipients (p-value <0.01; n = 498).

o There were 78% fewer HIV infections among black volunteers who received vaccine compared to placebo recipients (p-value <0.02; n = 314).

Although the subgroup sample sizes were relatively small compared to the entire study sample, the results are statistically significant. With regard to ethnic minorities in the trial, there is less than a 1% possibility that the observed difference in infection rates could have occurred by chance. There is less than a 2% possibility that the observed difference in infection rates among black volunteers could have occurred by chance. In addition to the results in those receiving three doses, the reduction in infection in


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individuals who received at least one dose of vaccine or placebo were similar and also statistically significant. This analysis is known as "intent-to-treat".

Trial data indicate that black and Asian volunteers appeared to produce higher levels of antibodies against HIV. White and Hispanic volunteers appeared to develop consistently lower levels of protective antibodies following vaccination. VaxGen intends to conduct additional analyses to confirm if there was a direct correlation between the level of antibodies and the prevention of infection.

"This is the first time we have specific numbers to suggest that a vaccine has prevented HIV infection in humans," said Phillip Berman, Ph.D., VaxGen's senior vice president of Research and Development and inventor of the vaccine. "We're not sure yet why certain groups have a better immune response, but these preliminary results indicate that a surface-protein vaccine that stimulates neutralizing antibodies correlates with prevention of infection."

The results also indicate that AIDSVAX is well tolerated and has a high safety profile. Vaccine recipients had a slightly higher rate of pain, swelling and tenderness at the injection site compared to placebo recipients.

"We intend to continue development of this vaccine through licensure, including additional studies as necessary, for use in groups in which the vaccine demonstrated a significant reduction in infection," said Lance K. Gordon, Ph.D., chief executive officer of VaxGen. "In parallel, we will continue our work on the vaccine to make it more broadly effective."

An independent Data and Safety Monitoring Board (DSMB) consisting of prominent scientists, researchers, ethicists and a biostatistician oversaw the trial. "VaxGen's conduct of this trial lived up to the highest standards of scientific integrity," said Walter R. Dowdle, Ph.D., Chairman of the DSMB and former deputy director of the U.S. Centers for Disease Control and Prevention (CDC). Dowdle is one of several independent researchers who have taken part in reviewing the trial data. The CDC participated in the statistical analysis, and the resulting data were reviewed by Dowdle and four independent clinical researchers: Donald Burke, M.D., from the Johns Hopkins School of Public Health; Neil Flynn, M.D., M.P.H. from the University of California at Davis; Donald Forthal, M.D., from the University of California at Irvine; and Michael Para, M.D., from Ohio State College of Medicine.

AIDSVAX is composed of a recombinant form of the protein (gp120) on the surface of HIV and is produced in mammalian cell culture. It includes two HIV subtype B antigens: MN and GNE8. The candidate vaccine cannot cause HIV infection since it contains no genetic material from the virus. Made through recombinant DNA technology, it contains non-infectious, genetically engineered proteins (rgp120) that mimic proteins on the surface of two strains of HIV subtype B. This subtype is prevalent in North America, Europe, Australia, Japan and Puerto Rico.


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"Thanks to the dedication of thousands of trial volunteers, who are the real heroes here, we have gained extraordinary new insight into how to prevent HIV," said VaxGen President and co-founder Donald P. Francis, M.D., D.Sc. "We also owe a debt of gratitude to the investigators and their staff for their commitment to the project. The results from this groundbreaking effort will provide new insights into HIV and hopefully pave the way to ever more effective vaccines."

About the AIDSVAX B/B Phase III Trial

VaxGen's randomized, double-blind, placebo-controlled Phase III trial was designed in consultation with the FDA to test AIDSVAX B/B for safety and protective efficacy against the sexual transmission of HIV. The study volunteers included 5,108 men who have sex with men and 309 at-risk women, all of whom were meant to be HIV negative when they joined the trial. During the 36-month trial, a total of seven injections were administered at months 0, 1, 6, 12, 18, 24 and
30. The ratio of vaccine to placebo recipients was 2:1.

The trial was conducted in the United States, Canada, Puerto Rico and the Netherlands. Trial volunteers received regular counseling to avoid risks that could lead to HIV infection and were advised to assume that they may have received a placebo and that the vaccine might not be effective. A separate CDC study indicated that volunteers did not increase their risk behavior, and VaxGen's preliminary analysis of the trial data indicates that risk behavior was reduced in both the placebo and vaccine groups.

"If licensed, this vaccine could be an important tool to help prevent HIV infection, but it should not be considered a substitute for other risk-reducing practices," Dowdle said. "HIV prevention programs will continue to be very important."

VaxGen is nearing completion of its Phase III trial in Thailand, testing a formulation of AIDSVAX designed to protect against HIV subtypes B and E, and expects to announce results of that trial in the second half of 2003. Subtype E is prevalent in Southeast and East Asia and the Central African Republic. Unlike the AIDSVAX B/B trial, which tested the vaccine against sexual transmission of the virus, the trial in Thailand is testing the vaccine against infection acquired by injection drug use.

VaxGen is also in an early stage of developing a vaccine against HIV subtype C, prevalent in Sub-Saharan Africa, India and China. The company is committed to developing increasingly effective formulations of AIDSVAX that target all HIV subtypes.


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AIDSVAX B/B Trial Statistics

Number of volunteers to complete three immunizations:         5,009
Placebo recipients:                                           1,679
AIDSVAX B/B recipients:                                       3,330
White volunteers:                                             4,185
Hispanic volunteers:                                            326
Non-white volunteers (Black, Asian, Other):                     498
Black volunteers:                                               314

Annual study infection rate                                     2.7%

Approximate Efficacy (after at least 3 primary doses)
All volunteers:          3.8% (p-value = 0.76; confidence interval: -23% to 24%)
Non-white volunteers:    67% (p-value < 0.01; confidence interval: 30% to 84%)
Black volunteers:        78% (p-value < 0.02; confidence interval: 29% to 93%)

Conference Call and Webcast

VaxGen will host a conference call and webcast today, Monday, February 24, 2003, at 9:00 a.m. EST (14:00 GMT) to discuss the results of its Phase III AIDS Vaccine Trial. Participants are asked to dial in 10 minutes before the start of the call. The following phone numbers will provide access to the conference call, the replay of which will be available through February 28, 2003.

WHEN:    Monday, Feb. 24, 2003
         9 a.m. EST (14:00 GMT)

WHERE:   Live Call:     Domestic:        888-937-5291
                        International:   212-271-4646
                        No passcode required

         Replay:        Domestic:        800-428-6051
                        International:   973-709-2089
                        Passcode:        286715

            The replay will be available for five business days following the call.

Webcast: Accessed via any one of three web sites:

         www.vaxgen.com
         www.kaisernetwork.org
         www.companyboardroom.com ( insert Ticker: VXGN)


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About VaxGen

VaxGen is focused on the commercial development of biologic products for the prevention and treatment of human infectious diseases and is currently developing vaccines against HIV/AIDS, anthrax and smallpox. Additionally, VaxGen is the largest shareholder of Celltrion, Inc., a joint venture created to provide large-scale manufacturing services, principally for products produced in mammalian cell culture, including AIDSVAX. VaxGen is located in Brisbane, Calif. For more information, please visit the company's web site at: www.vaxgen.com. AIDSVAX(R) is a registered trademark of VaxGen.

VaxGen was co-founded by Donald Francis, M.D., D.Sc., and Robert Nowinski, Ph.D. Francis leads the clinical development of the vaccine, and Dr. Nowinski, who retired from VaxGen in 2001, was the company's entrepreneur, financing the company at its origin and key early stages. AIDSVAX was invented by Phillip Berman, Ph.D., head of VaxGen's research and development.

This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the outcome of any further analysis of the clinical data from this AIDSVAX trial, the timing and progress of completion of development efforts for AIDSVAX, the need for additional clinical trials to support licensure of AIDSVAX, the timing or ultimate outcome of FDA approval of AIDSVAX in racial subgroups or more broadly, and the timing and progress of the Company's second Phase III clinical trial in Thailand. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to VaxGen's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 14, 2002, under the heading "Risk Factors" and to VaxGen's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 1, 2002, under the heading "Business" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contact:   VaxGen Media/Investor Relations
           Domestic:      1-877-682-9436 (1-877-6VAXGEN)
           International: 1-202-266-3325